EXHIBIT 4.3

SECOND SUPPLEMENTAL

INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of December 9, 2019, among ALCOA CORPORATION, a corporation organized under the laws of Delaware (the “Company”), Alcoa Treasury S.à r.l., a société à responsabilité limitée organized under the laws of Switzerland (the “Guarantor”), ALCOA NEDERLAND HOLDING B.V. (the “Issuer”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Trustee, (the “Trustee”) under the indenture referred to below.

W I T N E S S E T H :

WHEREAS the Issuer and the Company have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of September 27, 2016 providing for the issuance of 6.75% Senior Unsecured Notes due 2024 and 7.00% Senior Unsecured Notes due 2026 (collectively, the “Notes”);

WHEREAS the Guarantor became a guarantor under the Indenture pursuant to a Supplemental Indenture dated as of November 1, 2016;

WHEREAS on October 25, 2019, the Guarantor changed its legal jurisdiction from Luxembourg to Switzerland;

WHEREAS the Indenture provides that under certain circumstances the Company and the Issuer are required to cause the Guarantors to execute and deliver to the Trustee a supplemental indenture to account for changes as may be required under applicable law to reflect limitations under applicable law; and

WHEREAS pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer, the Company and the Guarantor are authorized to execute and deliver this Second Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Issuer, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Ratification of Guarantee. The Guarantor hereby ratifies its agreement, jointly and severally with all the existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

3.Limitations on obligations of Swiss Guarantors. (a)  In the Indenture, where it relates to a Guarantor incorporated or established under the laws of Switzerland (a “Swiss

Guarantor”), any reference to constitutional or organizational documents includes a copy of a certified excerpt from the commercial register, a copy of the certified up-to-date articles of association (evidencing, where relevant, the capacity to enter into obligations of an upstream or cross-stream nature) and, if applicable, a copy of the organizational regulations.

(b)  In the Indenture, where it relates to a Swiss Guarantor, a reference to liquidation, bankruptcy, insolvency, reorganization, moratorium or any other proceeding under an applicable law means that such Swiss Guarantor is unable to or admits inability to pay its debts when due (zahlungsunfähig), is deemed to or declared to be unable to pay its debts, suspends or threatens to suspends making payments on any of its debts, is over indebted (überschuldet), or (i) has initiated against it, (ii) is legally obliged to initiate, or (iii) initiates: (A) bankruptcy proceedings (Konkurs), (B) proceedings leading to a provisional or a definitive composition moratorium (provisorische oder definitive Nachlassstundung), (C) proceedings leading to an emergency moratorium (Notstundung), (D) proceedings for a postponement of bankruptcy pursuant to article 725a of the Swiss Code of Obligations (Konkursaufschub) or (E) any proceedings pursuant to article 731b of the Swiss Code of Obligations which leads to its dissolution or liquidation, or any proceeding having similar effects in force at that time.

(c)  The Issuer will not use, and the Issuer shall procure that the Subsidiaries shall not use, the proceeds of any Notes in Switzerland unless (i) use in Switzerland is permitted under the Swiss taxation laws in force from time to time or (ii) it is confirmed in a tax ruling by the tax authorities referred to in article 34 of the Swiss Withholding Tax Act (the “Swiss Federal Tax Administration”) that such use of proceeds is permitted, in each case, without payments in respect of the Notes becoming subject to withholding or deduction for Swiss withholding tax as a consequence of such use of proceeds in Switzerland.

(d)  For each Swiss Guarantor:

(1) If and to the extent (x) the guarantee under Article 10 of the Indenture or any other indemnity by a Swiss Guarantor under the Indenture guarantees or indemnifies obligations of its (direct or indirect) parent companies (upstream security) or sister companies (cross-stream security) (the “Upstream or Cross-Stream Guaranteed Obligations”) and (y) using payments under the Indenture to discharge the Upstream or Cross-Stream Guaranteed Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law, the payments under the Indenture shall be limited to the maximum amount of the Swiss Guarantor’s freely disposable shareholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time; provided, further, that such limitation shall not free the Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the Swiss Guarantor on the basis of an interim audited balance sheet as of that time.

(2) In respect of Upstream or Cross-Stream Guaranteed Obligations, at the time it is required to make a payment under the Indenture, the Swiss Guarantor shall, if and to the extent required by applicable law in force at the relevant time:

(i)use its best efforts to ensure that payment can be used to discharge Upstream or Cross-Stream Guaranteed Obligations without deduction of any taxes imposed under the Swiss Federal Act on the Withholding Tax (Bundesgesetz über die Verrechnungssteuer) of October 13, 1965, as amended from time to time (SR 642.21), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time (“Swiss Withholding Tax”) by discharging such tax liability by notification pursuant to applicable law rather than payment of the tax;

(ii)if the notification procedure pursuant to sub-clause (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently 35% at the date of the Indenture) as is in force from time to time from any such payment used to discharge Upstream or Cross-Stream Guaranteed Obligations; or deduct Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub clause (i) above applies for a part of Swiss Withholding Tax only, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;

(iii)notify the Trustee that such notification or, as the case may be, deduction has been made, and provide the Trustee with evidence that such notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv)in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, will, as soon as possible after such deduction,

(A) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(B) pay to the Trustee upon receipt any amount so refunded.

(3) The Swiss Guarantor shall promptly take and promptly cause to be taken any action, including the following:

(i)the passing of any shareholders’ resolutions to approve the payment or other performance under Article 10 of the Indenture, which may be required as a matter of mandatory Swiss law in force at the time of the enforcement of the Guarantees or any other indemnity in order to allow a prompt payment;

(ii)preparation of up-to-date audited balance sheet of the Swiss Guarantor;

(iii)confirmation of the auditors of the Swiss Guarantor that the relevant amount represents the Maximum Amount;

(iv)conversion of restricted reserves into profits and reserves freely available for distribution as dividends (to the extent permitted by mandatory Swiss law);

(v)revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi)to the extent permitted by applicable law, Swiss accounting standards and the Loan Documents, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig); and

(vii)all such other measures necessary or useful to allow the Swiss Guarantor to make payments as agreed hereunder with a minimum of limitations.

4.Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.Waiver of Jury Trial. EACH OF THE COMPANY, THE ISSUER, THE GUARANTOR, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT

OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

8.Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

9.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

Alcoa Treasury S.à r.l.

By: /s/ Edwin Reijer Hendrikus Dekker

Name: Edwin Reijer Hendrikus Dekker

Title: Manager

ALCOA NEDERLAND HOLDING B.V.

By:/s/ Renato C.A. Bacchi

Name: Renato C.A. Bacchi

Title:   Managing Director

ALCOA CORPORATION

By: /s/ Renato C.A. Bacchi

Name: Renato C.A. Bacchi

Title:   Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST

COMPANY, N.A., not in its individual capacity but solely as Trustee

By: /s/ Lawrence M. Kusch

Name: Lawrence M. Kusch

Title:   Vice President